Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-182475 on Form S-3 of our report dated October 29, 2012, with respect to the consolidated financial statements of Pure Bioscience, Inc. appearing in this Annual Report on Form 10-K of Pure Bioscience, Inc. for the year ended July 31, 2012.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
October 29, 2012